Exhibit 99.1

CONTACTS:	Dennis Oates	Douglas McSorley	June Filingeri
	Chairman,	VP Finance, CFO	President
	President and CEO	and Treasurer	Comm-Partners LLC
	(412) 257-7609	(412) 257-7606	(203) 972-0186

FOR IMMEDIATE RELEASE

UNIVERSAL STAINLESS REPORTS THIRD QUARTER 2012 RESULTS

- Sales are $62.3 Million; EPS is $0.45

- Quarter-end Backlog Totals $68.3 Million

BRIDGEVILLE, PA, October 24, 2012 – Universal Stainless & Alloy Products, Inc. (Nasdaq: USAP) reported today that sales for the third quarter of 2012 were $62.3 million, which was 7% below the third quarter of 2011. The Company previously reported that lower order entry would impact 2012 third quarter sales.

Operating income for the third quarter of 2012 was $5.5 million, or 8.8% of sales, including $0.6 million of ramp-up expense for the Company’s North Jackson operation due primarily to a production outage necessary to make modifications to its vacuum induction melting furnace (“VIM”). This compares with operating income of $7.2 million, or 10.7% of sales in the third quarter of 2011, which included $1.7 million of expense for the acquisition and start-up of North Jackson acquired by the Company in August 2011. Excluding the effect of North Jackson in both periods, operating income was 10.1% of sales in the third quarter of 2012 and 13.2% of sales in the third quarter of 2011.

Net income for the third quarter of 2012 was $3.3 million, or $0.45 per diluted share, including $0.06 per diluted share of North Jackson ramp-up expense. In the third quarter of 2011, net income was $3.9 million, or $0.55 per diluted share, including $0.14 per diluted share of after-tax acquisition and start-up expense related to North Jackson.

For the first nine months of 2012, sales increased 8% to $204.8 million from the same period of 2011. Net income for the first nine months of 2012 was $14.1 million, or $1.93 per diluted share, compared with $13.9 million, or $1.97 per diluted share, reported for the prior year period. Net income for the first nine months of 2012 included after-tax operating expense for the North Jackson ramp-up of $0.07 per diluted share compared to $0.22 per diluted share of North Jackson-related expense in the first nine months of 2011.

For the third quarter of 2012, the Company had positive cash flow from operations of $12.4 million despite continued investment in the ramp-up of North Jackson, including $3.5 million of increased inventory to support VIM product and equipment development. Capital expenditures were $10.7 million in the third quarter of 2012, including $6.8 million for the North Jackson operation. At September 30, 2012, the Company had total debt of $113.4 million, or 36.6% of total capitalization.

Shipment volume for the third quarter of 2012 decreased 9% from the third quarter of 2011. This reflected a 13% increase in tons shipped to the aerospace market, offset by decreases of 16%, 30% and 7% in shipments to the petrochemical, power generation and service center plate markets, respectively.

Chairman, President and CEO Dennis Oates commented: “Our third quarter results were in line with continued inventory adjustment by service centers, our largest customer category. While we are encouraged by the continued expansion of our aerospace-related business fueled by the North Jackson investment, other industries have been moving cautiously through the second half of the year because of global economic conditions and uncertainty. This is evidenced in our sales as well as in our lower order entry and backlog. Declining nickel prices and shorter lead times also had a depressing effect on customer purchasing patterns.

“The reduction in our shipment volume in the third quarter continued to restrain our consolidated operating margin. So did our ongoing investment in the ramp-up of our North Jackson facility, where we are only in the early stages of realizing its full benefits. Most recently, the two newly installed vacuum-arc remelt furnaces were commissioned. As a result, we have increased our internal VAR capacity to 11 furnaces and by 60% this year in support of our aerospace customers.

“Both the current usage or ‘chew-up’ rate of specialty metals and the growth prospects for our end markets remain strong. Therefore, channel demand is expected to return to more normal levels as we move through 2013. During the course of 2013, we also expect to complete the ramp-up of North Jackson as well as achieve many of the product certifications and approvals from customers that we have been working towards. The certifications and approvals will position us to capture more market opportunity in new higher-margin product categories while improving our operating profitability – in line with our strategic plan.”

Segment Review

For the third quarter of 2012, the Universal Stainless & Alloy Products segment, which includes the North Jackson operation, had sales of $54.2 million and operating income of $2.0 million, yielding an operating margin of 3.7% of sales. In the third quarter of 2011, sales were $60.6 million and operating income was $4.8 million, or 7.9% of sales, including start-up and acquisition-related costs for North Jackson.

Segment sales decreased 10% from the third quarter of 2011 on 3% lower tons shipped mainly due to decreased shipments to service centers as well as to forgers and rerollers of products mainly destined for service centers.

Sales for the Dunkirk Specialty Steel segment were $24.8 million for the third quarter of 2012 and operating income was $2.3 million, yielding an operating margin of 9.4% of sales. This compares with sales in the third quarter of 2011 of $25.3 million and operating income of $2.5 million, or 9.9% of sales.

Dunkirk’s sales decreased 2% from the third quarter of 2011 on a 4% decrease in tons shipped. Tons shipped to service centers were up 2% from the third quarter of 2011.

Webcast

The Company has scheduled a conference call for today, October 24, at 10:00 a.m. (Eastern) to discuss third quarter results. A simultaneous webcast will be available on the Company’s website at www.univstainless.com, and thereafter archived on the website through the end of the fourth quarter of 2012.

About Universal Stainless & Alloy Products, Inc.

Universal Stainless & Alloy Products, Inc., headquartered in Bridgeville, PA, manufactures and markets semi-finished and finished specialty steels, including stainless steel, tool steel and certain other alloyed steels. The Company’s products are used in a variety of industries, including aerospace, power generation, petrochemical and heavy equipment manufacturing. Established in 1994, the Company, with its experience, technical expertise, and dedicated workforce, stands committed to providing the best quality, delivery, and service possible. More information is available at www.univstainless.com.

Forward-Looking Information Safe Harbor

Except for historical information contained herein, the statements in this release are forward-looking statements that are made pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks include, among others, the concentrated nature of the Company’s customer base to date and the Company’s dependence on its significant customers; the receipt, pricing and timing of future customer orders; changes in product mix; the limited number of raw material and energy suppliers and significant fluctuations that may occur in raw material and energy prices; risks related to property, plant and equipment, including the Company’s reliance on the continuing operation of critical manufacturing equipment; risks associated with labor matters; the Company’s ongoing requirement for continued compliance with laws and regulations, including applicable safety and environmental regulations; the ultimate outcome of the Company’s current and future litigation and matters; risks related to acquisitions that the Company may make; and the impact of various economic, credit and market risk uncertainties. Many of these factors are not within the Company’s control and involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from any future performance suggested herein. Any unfavorable change in the foregoing or other factors could have a material adverse effect on the Company’s business, financial condition and results of operations. Further, the Company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the Company’s control. Certain of these risks and other risks are described in the Company’s filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or may be obtained upon request from the Company.

- TABLES FOLLOW -

UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC.

FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share information)

(Unaudited)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Quarter Ended September 30,		For the Nine-Months Ended September 30,
	2012	2011	2012	2011
Net Sales
Stainless steel	$49,371	$54,746	$161,783	$149,797
Tool steel	4,768	5,407	15,638	18,376
High-strength low alloy steel	4,880	4,440	16,959	13,925
High-temperature alloy steel	1,930	1,579	6,099	5,037
Conversion services	967	935	3,831	2,945
Scrap sales and other	383	192	469	348

Total net sales	62,299	67,299	204,779	190,428
Cost of products sold	52,140	54,725	168,775	154,884
Selling and administrative expenses	4,685	5,343	13,531	12,870

Operating income	5,474	7,231	22,473	22,674
Interest expense	(602)	(609)	(1,924)	(852)
Other income	28	45	89	188

Income before income taxes	4,900	6,667	20,638	22,010
Income tax provision	1,631	2,774	6,578	8,144

Net income	$3,269	$3,893	$14,060	$13,866

Earnings per common share – Basic	$0.48	$0.57	$2.05	$2.03

Earnings per common share – Diluted *	$0.45	$0.55	$1.93	$1.97

Weighted average shares of Common Stock outstanding
Basic	6,877,915	6,831,048	6,863,564	6,821,944
Diluted	7,433,922	7,202,386	7,446,836	7,050,781

MARKET SEGMENT INFORMATION
	For the Quarter Ended September 30,		For the Nine-Months Ended September 30,
	2012	2011	2012	2011
Net Sales
Service centers	$37,570	$35,067	$121,030	$98,000
Forgers	8,056	12,997	30,924	36,792
Rerollers	10,429	12,506	31,851	35,983
Original equipment manufacturers	4,148	4,518	12,693	12,844
Wire redrawers	746	1,084	3,981	3,516
Conversion services	967	935	3,831	2,945
Scrap sales and other	383	192	469	348

Total net sales	$62,299	$67,299	$204,779	$190,428

Tons Shipped	11,614	12,813	38,925	38,345

Consolidated results include the results of the North Jackson operation, which was acquired on August 18, 2011.

*	Diluted earnings per common share have been adjusted for interest expense on convertible notes, subsequent to the August 18, 2011 acquisition of the North Jackson operation.

BUSINESS SEGMENT RESULTS

Universal Stainless & Alloy Products Segment

	For the Quarter Ended September 30,		For the Nine-Months Ended September 30,
	2012	2011	2012	2011
Net Sales
Stainless steel	$31,077	$34,803	$99,865	$94,037
Tool steel	3,703	5,047	13,560	17,184
High-strength low alloy steel	1,106	662	5,093	1,816
High-temperature alloy steel	637	623	2,125	2,050
Conversion services	866	641	3,476	2,203
Scrap sales and other	267	230	365	359

	37,656	42,006	124,484	117,649
Intersegment	16,556	18,554	51,803	58,512

Total net sales	54,212	60,560	176,287	176,161
Material cost of sales	27,548	31,265	87,527	92,338
Operation cost of sales	21,651	20,511	67,847	58,811
Selling and administrative expenses	2,996	4,004	8,648	8,872

Operating income	$2,017	$4,780	$12,265	$16,140

The Universal Stainless & Alloy Products segment includes the results of the North Jackson operation from the August 18, 2011 acquisition date.

Dunkirk Specialty Steel Segment
	For the Quarter Ended September 30,		For the Nine-Months Ended September 30,
	2012	2011	2012	2011
Net Sales
Stainless steel	$18,294	$19,943	$61,918	$55,760
Tool steel	1,065	360	2,078	1,192
High-strength low alloy steel	3,774	3,778	11,866	12,109
High-temperature alloy steel	1,293	956	3,974	2,987
Conversion services	101	294	355	742
Scrap sales and other	116	(38)	104	(11)

	24,643	25,293	80,295	72,779
Intersegment	135	34	314	126

Total net sales	24,778	25,327	80,609	72,905
Material cost of sales	14,269	15,847	47,130	44,864
Operation cost of sales	6,499	5,628	20,195	16,230
Selling and administrative expenses	1,689	1,339	4,883	3,998

Operating income	$2,321	$2,513	$8,401	$7,813

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2012	December 31, 2011
Assets

Cash	$250	$274
Accounts receivable, net	34,655	34,554
Inventory, net	101,580	85,088
Deferred income taxes	19,622	28,438
Refundable income taxes	1,443	4,844
Other current assets	2,368	2,198

Total current assets	159,918	155,396
Property, plant and equipment, net	205,005	183,148
Goodwill	20,268	20,479
Other long-term assets	2,563	2,649

Total assets	$387,754	$361,672

Liabilities and Stockholders’ Equity

Accounts payable	$18,473	$29,912
Accrued employment costs	6,063	7,547
Current portion of long-term debt	750	3,000
Other current liabilities	1,367	966

Total current liabilities	26,653	41,425
Long-term debt	112,691	91,650
Deferred income taxes	51,711	48,291
Other long-term liabilities	172	—

Total liabilities	191,227	181,366
Stockholders’ equity	196,527	180,306

Total liabilities and stockholders’ equity	$387,754	$361,672

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

	For the Nine-Months Ended September 30,
	2012	2011
Operating activities:
Net income	$14,060	$13,866
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	9,312	4,801
Loss on retirement of property, plant and equipment	—	(20)
Deferred income taxes	12,236	13,536
Share-based compensation expense, net	979	1,154
Changes in assets and liabilities:
Accounts receivable, net	(101)	(10,262)
Inventory, net	(16,492)	(9,563)
Accounts payable	(14,661)	(6,657)
Accrued employment costs	(1,484)	1,806
Income taxes	3,676	(10,244)
Other, net	571	(286)

Net cash provided by (used in) operating activities	8,096	(1,869)

Investing activities:
Capital expenditures, net of amount included in accounts payable	(27,517)	(4,855)
Business acquisition, net of convertible notes assumed	—	(91,298)
Proceeds from sale of fixed assets	—	20

Net cash used in investing activities	(27,517)	(96,133)

Financing activities:
Borrowings under revolving credit facility	100,752	44,200
Payments on revolving credit facility	(61,961)	(8,600)
Payment on term loan facility	(20,000)	—
Borrowings under term loan facility	—	40,000
Debt repayments	—	(10,823)
Proceeds from the issuance of Common Stock	960	415
Payment of deferred financing costs	(348)	(1,370)
Purchase of Treasury Stock	(234)	—
Tax benefit from share-based payment arrangements	228	75

Net cash provided by financing activities	19,397	63,897

Net decrease in cash	(24)	(34,105)
Cash at beginning of period	274	34,400

Cash at end of period	$250	$295

Supplemental Non-Cash Investing and Financing Activities:
Capital expenditures included in accounts payable	$3,222	$2,998
Convertible notes issued as acquisition consideration	$—	$20,000

Consolidated results include the results of the North Jackson operation, which was acquired on August 18, 2011.